EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of LAMY

We consent to the use in the Form 10-K Annual Report Pursuant to section 13 or 15 (d) of the Securities and Exchange Act of 1934 of our report dated August 28, 2024, of the financial statements of LAMY for the year ended May 31, 2024. The report for LAMY. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/S/ Boladale lawal

BOLADALE LAWAL & CO

Chartered Accountant

PCAOB No:6993

Lagos, Nigeria

August 30, 2024